ADDENDUM TO TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT
                                    IVY FUND

         The Transfer Agency and Shareholder Services Agreement, made as of the 1st day of January, 1992, between Ivy Fund and Ivy Management Inc., is hereby revised as set forth below in this Addendum.

         Schedule A of the Agreement is revised in its entirety to read as follows:

                                   Schedule A
Ivy Management Fees

         The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable on a monthly basis at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.

A.       Per Account Fees

         FUND                                       ANNUAL FEE

         Ivy Growth Fund                            $  14.00
         Ivy Growth with Income Fund                   14.00
         Ivy International Fund (Classes A and B)      14.00
         Ivy International Fund (Class I)               4.25
         Ivy Money Market Fund                         16.00
         Ivy Emerging Growth Fund                      14.00
         Ivy China Region Fund                         14.00
         Ivy Latin America Strategy Fund               14.00
         Ivy New Century Fund (Classes A and B)        14.00
                                                       -----

         In addition each Fund will pay a fee of $4.25 for each account that is closed.

B.       Special Services

         Fees for activities of a non-recurring nature, such as preparation of special reports, portfolio consolidations, or reorganization, and extraordinary shipments will be subject to negotiation.

         This Addendum shall take effect as of the effective date of the Post-Effective Amendment to Ivy Fund's Registration Statement on Form N-1A under the Securities Act of 1933 containing the Prospectus offering multiple classes of shares of Ivy New Century Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of this 29th day of October, 1994.

                            IVY FUND

                            By: /s/ MICHAEL C. LANDRY
                                TITLE:  President


                            IVY MANAGEMENT INC.

                            By: /s/ MICHAEL C. LANDRY
                                TITLE:  President